Exhibit 99.1

NEWS RELEASE

THE BANK OF KENTUCKY FINANCIAL CORPORATION

ANNOUNCES FIRST QUARTER EARNINGS

Loan Growth Helps Raise Earnings 4% for the First Quarter of 2004

CRESTVIEW HILLS, KENTUCKY, April 15, 2004 – The Bank of Kentucky Financial Corporation (the “Company”) (OTC/BB: BKYF), the holding company of the Bank of Kentucky, Inc., today reported its earnings for the first quarter of 2004. For the first full quarter of 2004, the Company reported an increase in net income of 4% versus the same period in 2003. Highlighting first quarter results was an 11% increase in loans outstanding from the first quarter of 2003, which led to an increase in net interest income of 8%. This growth helped offset the 49% reduction in gains on the sale of mortgage loans.

A summary of the Company’s interim results follows:

First Quarter ended March 31,	2004	2003	Change
Net income	$2,311,000	$2,226,000	4%
Net income per share, basic	$0.39	$0.37	5%
Net income per share, diluted	$0.38	$0.37	3%

Net interest income increased $525,000 or 8% in the first quarter of 2004, as compared to the same period in 2003. The increase was both the result of the increase in loans outstanding and a higher yielding mix of earning assets from the first quarter of 2003. The mix of earnings assets benefited from the increase in loans outstanding of $67 million and a corresponding decrease in overnight investments of $41 million from 2003. This mix helped increase the net interest margin from 3.78% in the first quarter of 2003 to 3.92% in the first quarter of 2004. The provision for loan losses was 117% higher, or $175,000, in the first quarter of 2004 than the same period in 2003 and was effected by the application of loss factors to the increase in loans, which was $14 million higher in 2004 than 2003. Despite the higher loan loss provision expense, the Company’s asset quality ratios of .10% annualized net charge-offs to total loans and .56% of non-performing loans to total loans reflect strong and stable credit quality.

Non-interest income was substantially the same in the first quarter of 2004 as it was in the first quarter of 2003, while non-interest expense increased 6% from the same period last year. The slowing mortgage loan refinancing market led to a 49%, or $308,000, reduction in gains on the sale of mortgage loans, which was partially offset with a $120,000 increase in earnings from Company owned life insurance and a 6% increase in service charges on deposit accounts. The largest increase in non-interest expense was salaries and employee benefits expenses, which were up 12% from 2003.

Total assets were $819 million at the end of the first quarter of 2004, which was $41 million or 5% higher than the same date a year ago. The $67 million or 11% growth in loans was offset with a $41 million or 100% reduction in overnight investments. Total deposits were up 4% from 2003, while borrowings and stockholders’ equity were up 16% and 14% respectively from the end of the first quarter of 2003.

The Bank of Kentucky Financial Corporation

Selected Consolidated Financial Data

(Amounts and dollars in thousands, except per share data)

	Four Quarter Comparison				First Quarter Comparison
	3/31/04	12/31/03	9/30/03	6/30/03	3/31/04	3/31/03	% Change
Income Statement Data
Net interest income	$7,064	$6,868	$6,762	$6,510	$7,064	$6,539	8%
Provision for loan losses	325	500	265	175	325	150	117%
Service charges on deposit accounts	846	832	907	967	846	796	6%
Gains on the sale of mortgage loans	323	320	955	1,018	323	631	(49)%
Other non-interest income	729	736	666	629	729	483	51%
Salaries and employee benefits expense	2,537	2,342	2,459	2,380	2,537	2,264	12%
Occupancy and equipment expense	835	875	789	829	835	894	(7)%
Other non-interest expense	1,842	1,931	2,019	1,923	1,842	1,779	4%
Net income	2,311	2,093	2,521	2,519	2,311	2,226	4%

Per Share Data
Basic earnings per share	$0.39	$0.35	$0.42	$0.42	$0.39	$0.37	5%
Diluted earnings per share	0.38	0.35	0.42	0.42	0.38	0.37	3%
Cash dividends declared	0.11	0.00	0.09	0.00	0.11	0.08	38%

Earnings Performance Data
Return on equity	13.66%	12.58%	15.44%	16.31%	13.66%	15.21%	(155	)bps
Return on assets	1.15%	1.04%	1.28%	1.29%	1.15%	1.17%	(2	)bps
Net Interest margin	3.92%	3.77%	3.79%	3.66%	3.92%	3.78%	14bps

	3/31/04	12/31/03	9/30/03	6/30/03	3/31/04	3/31/03	% Change
Balance Sheet Data
Investments	$48,896	$59,535	$51,224	$45,355	$48,896	$45,969	6%
Total loans	671,794	660,442	627,061	612,199	671,794	604,367	11%
Allowance for loan losses	7,017	6,855	6,590	6,539	7,017	6,446	9%
Total assets	819,209	815,976	782,951	789,506	819,209	778,126	5%
Total deposits	696,196	698,727	672,492	678,526	696,196	669,996	4%
Total borrowings	50,243	46,197	41,177	43,527	50,243	43,327	16%
Stockholders’ equity	68,345	66,689	64,698	62,985	68,345	60,124	14%

Asset Quality Data
Allowance for loan losses to total loans	1.04%	1.04%	1.05%	1.07%	1.04%	1.07%
Non-performing loans to total loans	.56%	.55%	.66%	.67%	.56%	.67%
Annualized charge-offs to average loans	.10%	.10%	.09%	.06%	.10%	.07%

About BKFC

BKFC, a bank holding company with assets of approximately $819 million, offers banking and related financial services to both individuals and business customers. BKFC operates twenty-five branch locations and thirty-five ATM’s in the Northern Kentucky market.

For more information contact:

Martin Gerrety

Senior Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com

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